Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Senior Vice President – Finance
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2024

■ Fourth Quarter 2024 Revenue:	$3.15 billion; down 5%
■ Fourth Quarter 2024 Operating Income:	$207.0 million; up 2%
■ Fourth Quarter 2024 Diluted EPS:	$1.53 vs. $1.47; up 4%

■ Full Year 2024 Revenue:	$12.09 billion; down 6%
■ Full Year 2024 Operating Income:	$831 million; down 16%
■ Full Year 2024 Diluted EPS:	$5.56 vs. $6.97; down 20%

LOWELL, Ark., January 16, 2025 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced fourth quarter 2024 U.S. GAAP (United States Generally Accepted Accounting Principles) net income of $155.5 million, or diluted earnings per share of $1.53 versus fourth quarter 2023 net earnings of $153.5 million, or diluted earnings per share of $1.47.

Total operating revenue for the current quarter was $3.15 billion, compared with $3.30 billion for the fourth quarter 2023, a decrease of 5%. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased 2% versus the comparable quarter 2023. This decrease was primarily driven by a 3% and 2% decline in revenue per load excluding fuel surcharge revenue in Intermodal (JBI) and Truckload (JBT) respectively, a 4% decline in average trucks in Dedicated Contract Services® (DCS®), and a 22% decline in load volume in Integrated Capacity Solutions (ICS). The revenue, excluding fuel surcharge revenue, decline was positively offset by a 5% increase in volume in JBI, a 2% increase in productivity (revenue per truck per week excluding fuel surcharge revenue) in DCS, and a 9% increase in gross revenue per load in ICS.

Operating income for the current quarter increased 2% to $207.0 million versus $203.3 million for the fourth quarter 2023. Current and prior-year quarterly operating income were negatively impacted by pre-tax charges of $16.0 million for intangible asset impairments and $53.4 million for insurance-related items, respectively. After consideration of these charges, operating income declined from the prior-year period primarily due to yield pressure in JBI, a lower average truck count in DCS, and higher consolidated equipment and insurance-related costs. On a GAAP consolidated basis, operating income as a percentage of consolidated gross revenue increased year-over-year as a result of lower rail and truck purchased transportation costs and lower insurance-related expenses. These items were partially offset by higher professional driver and non-driver wages and benefits and equipment-related costs as a percentage of gross revenue.

Net interest expense in the current quarter decreased primarily from a lower average outstanding debt balance compared to fourth quarter 2023. The fourth quarter effective tax rates for 2024 and 2023 were 19.0% and 17.9%, respectively. The annual effective tax rates for 2024 and 2023 were 24.8% and 22.1%, respectively. We expect our 2025 annual tax rate to be between 24.0% and 25.0%, based on current enacted legislation.

Segment Information:

Intermodal (JBI)

■ Fourth Quarter 2024 Segment Revenue:	$1.60 billion; down 2%
■ Fourth Quarter 2024 Operating Income:	$117.0 million; down 10%

Intermodal volume increased 5% over the same period in 2023. Transcontinental network loads increased 4%, while eastern network loads increased 6% compared to the fourth quarter 2023. Sequentially, volumes improved 2% from the third quarter, with stronger sequential volumes in both Eastern and Transcontinental networks. Demand trends for our intermodal service were seasonally strong during the quarter, particularly on eastbound loads out of Southern California. Revenue decreased 2% for the quarter versus the prior year primarily driven by a 6% decrease in revenue per load resulting from changes in mix of freight, customer rates and fuel surcharge revenue, partially offset by the 5% increase in volume. Revenue per load excluding fuel surcharge revenue was down 3% year-over-year.

Operating income decreased 10% in the fourth quarter primarily from lower yields, which was only partially offset by greater volumes across the network. Repositioning costs related to network imbalances, in addition to driver hiring and onboarding expenses were elevated in the quarter to support customers’ peak season demand. JBI segment operating income as a percentage of segment gross revenue declined versus the prior-year period as a result of increases in professional driver and non-driver wages and benefits and higher equipment-related and maintenance expenses as a percentage of gross revenue. The prior-year period included $16.0 million in pre-tax charges for insurance-related items. Excluding these charges, remaining insurance-related expenses in the current quarter also contributed to a decline in segment operating income and a decline in segment operating income as a percentage of segment gross revenue.

Dedicated Contract Services (DCS)

■ Fourth Quarter 2024 Segment Revenue:	$839 million; down 5%
■ Fourth Quarter 2024 Operating Income:	$90.3 million; up 5%

DCS revenue decreased 5% during the current quarter over the same period in 2023, driven by a 4% decline in average trucks combined with a 1% decline in productivity (revenue per truck per week). Productivity, excluding fuel surcharge revenue, increased 2% from a year ago driven by increases in contracted indexed-based price escalators. On a net basis, there were 605 fewer revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period, and 114 fewer versus the end of the third quarter 2024. Customer retention rates are approximately 90%, largely reflecting the downsizing of fleets and to a lesser extent account losses.

Operating income increased 5% from the prior-year quarter. Fourth quarter 2023 included $20.0 million in pre-tax charges for insurance-related items. Excluding these charges, operating income decreased primarily from lower revenue and higher remaining insurance-related costs, including insurance premium, casualty claim, and group medical expenses. These items were partially offset by lower bad debt expense, the maturing of new business onboarded over the trailing twelve months, and greater productivity, excluding fuel surcharge revenue, and utilization of equipment.

Integrated Capacity Solutions (ICS)

■ Fourth Quarter 2024 Segment Revenue:	$308 million; down 15%
■ Fourth Quarter 2024 Operating (Loss):	$(21.8) million; vs. $(24.9) million in Q4'23

ICS revenue decreased 15% in the current quarter versus the fourth quarter 2023. Overall segment volume decreased 22% versus the prior-year period. Revenue per load increased 9% compared to the fourth quarter 2023 due to higher contractual and transactional rates and changes in customer freight mix. Contractual volume represented approximately 63% of the total load volume and 63% of the total revenue in the current quarter compared to 59% and 59%, respectively, in fourth quarter 2023.

Operating loss was $21.8 million compared to an operating loss of $24.9 million in the fourth quarter 2023. Fourth quarter 2024 included $16.0 million of pre-tax intangible asset impairment charges while fourth quarter 2023 included a $9.9 million pre-tax charge for insurance-related items. Excluding these charges, operating loss improved largely due to higher gross profit and lower personnel-related expenses. These items were partially offset by higher bad debt and technology-related costs in the quarter. Gross profit increased 5% as a result of higher gross profit margins compared to the prior-year period. Gross profit margins increased to 17.3% in the current period versus 14.0% in the prior period as a result of project-related work, our disciplined bid strategy and the effective sourcing of capacity. ICS carrier base decreased 10% year-over-year, largely driven by changes to carrier qualification requirements.

Final Mile Services (FMS)

■ Fourth Quarter 2024 Segment Revenue:	$228 million; down 6%
■ Fourth Quarter 2024 Operating Income:	$13.2 million; up 7%

FMS revenue declined 6% compared to the same period 2023. The decline was primarily driven by general weakness in demand across many of the end markets served. The decline in revenue was partially offset by improved revenue quality at underperforming accounts and multiple new customer contracts implemented over the past year.

Operating income increased 7% compared to the prior-year period. The fourth quarter 2023 included a $3.3 million pre-tax charge for insurance-related items. Excluding these charges, operating income decreased primarily from lower revenue, and higher purchased transportation and remaining insurance-related costs. These items were partially offset by lower personnel-related costs and lower equipment and facility rental expenses.

Truckload (JBT)

■ Fourth Quarter 2024 Segment Revenue:	$182 million; down 7%
■ Fourth Quarter 2024 Operating Income/(Loss):	$8.6 million; vs. $(39) thousand in Q4’23

JBT revenue decreased 7% compared to the same period in the previous year. Revenue excluding fuel surcharge revenue decreased 3% primarily due to a 2% decrease in revenue per load excluding fuel surcharge revenue and flat load volume versus the prior-year period. Total average effective trailer count decreased by approximately 770 units, or 6% versus the prior-year period. Trailer turns in the quarter were up 9% from the prior period primarily due to continued focus on improving network balance and trailer utilization.

JBT operating income increased to $8.6 million from a modest operating loss in the fourth quarter 2023. Fourth quarter 2023 included $4.2 million in pre-tax charges for insurance-related items. Excluding these charges, operating income increased primarily as a result of better trailer utilization and a continued focus on cost management efforts across the segment. JBT segment operating income as a percentage of segment gross revenue increased year-over-year due to lower purchased transportation and equipment-related expenses.

Cash Flow and Capitalization:

At December 31, 2024, we had total debt outstanding of $1.48 billion on various debt instruments compared to $1.58 billion at December 31, 2023, and $1.53 billion at September 30, 2024.

Our net capital expenditures for 2024 approximated $674 million vs. $1.60 billion in 2023. At December 31, 2024, we had cash and cash equivalents of $47 million.

In the fourth quarter 2024, we purchased approximately 489,000 shares of our common stock for approximately $86 million. At December 31, 2024, we had approximately $882 million remaining under our share repurchase authorization. Actual shares outstanding on December 31, 2024, approximated 100.6 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CST to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2023. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is a Fortune 500 company, an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended December 31
	2024		2023
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,781,717		$2,837,428
Fuel surcharge revenues	364,631		466,273
Total operating revenues	3,146,348	100.0%	3,303,701	100.0%

Operating expenses
Rents and purchased transportation	1,442,957	45.9%	1,557,010	47.1%
Salaries, wages and employee benefits	812,015	25.8%	807,422	24.4%
Depreciation and amortization	205,504	6.5%	194,456	5.9%
Fuel and fuel taxes	155,519	4.9%	187,855	5.7%
Operating supplies and expenses	124,070	3.9%	121,141	3.7%
Insurance and claims	86,316	2.7%	118,782	3.6%
General and administrative expenses, net of asset dispositions	82,476	2.7%	83,272	2.5%
Operating taxes and licenses	19,732	0.6%	19,199	0.6%
Communication and utilities	10,720	0.4%	11,285	0.3%
Total operating expenses	2,939,309	93.4%	3,100,422	93.8%
Operating income	207,039	6.6%	203,279	6.2%
Net interest expense	15,111	0.5%	16,330	0.5%
Earnings before income taxes	191,928	6.1%	186,949	5.7%
Income taxes	36,474	1.2%	33,414	1.1%
Net earnings	$155,454	4.9%	$153,535	4.6%
Average diluted shares outstanding	101,647		104,122
Diluted earnings per share	$1.53		$1.47

 J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31
	2024		2023
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$10,557,709		$10,978,387
Fuel surcharge revenues	1,529,495		1,851,278
Total operating revenues	12,087,204	100.0%	12,829,665	100.0%

Operating expenses
Rents and purchased transportation	5,378,336	44.5%	5,872,591	45.8%
Salaries, wages and employee benefits	3,232,440	26.7%	3,257,484	25.4%
Depreciation and amortization	761,141	6.3%	737,954	5.8%
Fuel and fuel taxes	652,129	5.4%	751,497	5.9%
Operating supplies and expenses	495,375	4.1%	509,354	4.0%
Insurance and claims	313,664	2.6%	315,678	2.5%
General and administrative expenses, net of asset dispositions	306,355	2.5%	274,564	2.0%
Operating taxes and licenses	72,547	0.6%	74,996	0.6%
Communication and utilities	43,992	0.4%	42,351	0.3%
Total operating expenses	11,255,979	93.1%	11,836,469	92.3%
Operating income	831,225	6.9%	993,196	7.7%
Net interest expense	71,709	0.6%	58,309	0.4%
Earnings before income taxes	759,516	6.3%	934,887	7.3%
Income taxes	188,630	1.6%	206,600	1.6%
Net earnings	$570,886	4.7%	$728,287	5.7%
Average diluted shares outstanding	102,754		104,451
Diluted earnings per share	$5.56		$6.97

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2024		2023
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,596,471	51%	$1,623,372	49%
Dedicated	838,529	27%	883,876	27%
Integrated Capacity Solutions	307,634	10%	363,661	11%
Final Mile Services	227,543	7%	243,164	7%
Truckload	181,950	5%	195,436	6%
Subtotal	3,152,127	100%	3,309,509	100%
Intersegment eliminations	(5,779)	(0%)	(5,808)	(0%)
Consolidated revenue	$3,146,348	100%	$3,303,701	100%

Operating income

Intermodal	$116,959	56%	$129,893	64%
Dedicated	90,309	44%	86,149	42%
Integrated Capacity Solutions	(21,811)	(11%)	(24,949)	(12%)
Final Mile Services	13,171	6%	12,295	6%
Truckload	8,550	5%	(39)	(0%)
Other (1)	(139)	(0%)	(70)	(0%)
Operating income	$207,039	100%	$203,279	100%

	Twelve Months Ended December 31
	2024		2023
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$5,956,092	49%	$6,207,461	48%
Dedicated	3,395,518	28%	3,542,869	28%
Integrated Capacity Solutions	1,141,475	9%	1,390,141	11%
Final Mile Services	910,430	8%	918,109	7%
Truckload	701,581	6%	789,439	6%
Subtotal	12,105,096	100%	12,848,019	100%
Intersegment eliminations	(17,892)	(0%)	(18,354)	(0%)
Consolidated revenue	$12,087,204	100%	$12,829,665	100%

Operating income

Intermodal	$429,877	52%	$569,383	57%
Dedicated	375,878	45%	404,759	41%
Integrated Capacity Solutions	(55,895)	(7%)	(44,115)	(4%)
Final Mile Services	60,057	7%	46,714	5%
Truckload	21,479	3%	16,464	1%
Other (1)	(171)	(0%)	(9)	(0%)
Operating income	$831,225	100%	$993,196	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2024	2023

Intermodal

Loads	560,132	535,987
Average length of haul	1,693	1,703
Revenue per load	$2,850	$3,029
Average tractors during the period *	6,546	6,388
Tractors (end of period) *	6,502	6,380
Trailing equipment (end of period)	122,272	118,171
Average effective trailing equipment usage	113,320	104,781

Dedicated

Loads	967,571	1,021,783
Average length of haul	181	180
Revenue per truck per week**	$5,210	$5,284
Average trucks during the period***	12,711	13,214
Trucks (end of period) ***	12,647	13,252
Trailing equipment (end of period)	32,046	32,600
Average effective trailing equipment usage	32,573	33,091

Integrated Capacity Solutions

Loads	158,440	203,928
Revenue per load	$1,942	$1,783
Gross profit margin	17.3%	14.0%
Employee count (end of period)	590	861
Approximate number of third-party carriers (end of period)	110,000	122,100
Marketplace for J.B. Hunt 360 revenue (millions)	$94.0	$121.5

Final Mile Services

Stops	1,089,940	1,169,727
Average trucks during the period***	1,376	1,470

Truckload

Loads	102,623	102,755
Revenue per load	$1,773	$1,902
Average length of haul	591	663

Tractors (end of period)
Company-owned	2	27
Independent contractor	1,917	1,931
Total tractors	1,919	1,958

Trailers (end of period)	12,895	13,561
Average effective trailing equipment usage	12,130	12,897

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2024	2023

Intermodal

Loads	2,090,732	2,044,980
Average length of haul	1,692	1,673
Revenue per load	$2,849	$3,035
Average tractors during the period *	6,368	6,488
Tractors (end of period) *	6,502	6,380
Trailing equipment (end of period)	122,272	118,171
Average effective trailing equipment usage	104,103	99,374

Dedicated

Loads	3,985,221	4,274,677
Average length of haul	181	175
Revenue per truck per week**	$5,075	$5,184
Average trucks during the period***	12,988	13,290
Trucks (end of period) ***	12,647	13,252
Trailing equipment (end of period)	32,046	32,600
Average effective trailing equipment usage	32,639	32,408

Integrated Capacity Solutions

Loads	609,854	764,839
Revenue per load	$1,872	$1,818
Gross profit margin	16.1%	13.4%
Employee count (end of period)	590	861
Approximate number of third-party carriers (end of period)	110,000	122,100
Marketplace for J.B. Hunt 360 revenue (millions)	$395.8	$765.6

Final Mile Services

Stops	4,316,578	4,596,715
Average trucks during the period***	1,373	1,540

Truckload

Loads	389,832	410,091
Revenue per load	$1,800	$1,925
Average length of haul	629	652

Tractors (end of period)
Company-owned	2	27
Independent contractor	1,917	1,931
Total tractors	1,919	1,958

Trailers (end of period)	12,895	13,561
Average effective trailing equipment usage	12,552	13,000

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2024	December 31, 2023 ****
ASSETS
Current assets:
Cash and cash equivalents	$46,983	$53,344
Accounts Receivable, net	1,224,166	1,334,912
Prepaid expenses and other	462,575	523,047
Total current assets	1,733,724	1,911,303
Property and equipment	9,148,928	8,767,872
Less accumulated depreciation	3,419,129	2,993,959
Net property and equipment	5,729,799	5,773,913
Other assets, net	811,488	853,044
	$8,275,011	$8,538,260

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$500,000	$249,961
Trade accounts payable	645,925	737,364
Claims accruals	257,121	220,357
Accrued payroll	122,477	94,563
Other accrued expenses	152,517	150,256
Total current liabilities	1,678,040	1,452,501

Long-term debt	977,702	1,326,107
Other long-term liabilities	745,774	719,686
Deferred income taxes	858,990	936,208
Stockholders' equity	4,014,505	4,103,758
	$8,275,011	$8,538,260

Supplemental Data

(unaudited)

	December 31, 2024	December 31, 2023

Actual shares outstanding at end of period (000)	100,555	103,220

Book value per actual share outstanding at end of period	$39.92	$39.76

	Twelve Months Ended December 31
	2024	2023

Net cash provided by operating activities (000)	$1,483,156	$1,744,618

Net capital expenditures (000)	$674,406	$1,600,215

****

We revised our unaudited Condensed Consolidated Balance Sheet at December 31, 2023 to correct the classification of portions of our claims accruals and corresponding insurance receivables for claims in excess of self-insurance levels from current liabilities and assets to long-term.